UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) April 22, 2003
A. T. CROSS COMPANY (Exact name of registrant as specified in its charter)
Rhode Island (State or other jurisdiction of incorporation)	1-6720 (Commission File Number)	05-0126220 (IRS Employer Identification No.)
One Albion Road, Lincoln, Rhode Island (Address of principal executive offices)		02865 (Zip Code)
Registrant's telephone number, including area code (401) 333-1200
N/A (Former name or former address if changed since last report.)

Item 9. Regulation FD Disclosure.

On April 22, 2003 the registrant issued the following press release:

CONTACTS:

John T. Ruggieri
Senior Vice President and
Chief Financial Officer
401-335-8470

Investor Relations:
FD Morgen-Walke
Cara O'Brien/Melissa Myron
Press: Claudine Cornelis/Stephanie Sampiere
212-850-5600

FOR IMMEDIATE RELEASE

A.T. CROSS COMPANY ACQUIRES POLARIZED SUNGLASS COMPANY COSTA DEL MAR SUNGLASSES, INC.

~ Acquisition Furthers Company's Branded Accessories Strategy ~

Lincoln, RI - April 22, 2003 - A.T. Cross Company (AMEX: ATX), today announced it has completed the acquisition of Costa Del Mar Sunglasses, Inc. ("Costa Del Mar"), a designer, manufacturer and wholesaler of high quality, high-performance polarized sunglasses. The acquisition provides A.T. Cross entry into the premium eyewear category and furthers the Company's strategy of developing a market-leading portfolio of distinctive branded personal and business accessories. Financial terms of the transaction were not disclosed.

Founded in Florida in 1983, privately-held Costa Del Mar has developed a superior reputation for its advanced polarized lens technology and fashionable, yet functional, frame design. The Costa Del Mar brand is currently sold at specialty sporting goods stores and eyeglass stores throughout the United States at price points in the $109 to $299 range.

Costa Del Mar has generated solid top line growth since its inception, most recently achieving $11.4 million of net sales for 2002. A.T. Cross will continue to sell the product under the Costa Del Mar brand name, and the acquisition is expected to be accretive to earnings in the first year of operations.

David G. Whalen, President and Chief Executive Officer of A.T. Cross commented, "This acquisition fits squarely into our strategy to become a leading designer and marketer of branded personal and business accessories. Our customers, who trust and demand Cross' service and quality, look to us to provide a variety of products that are functional, yet allow for individual expression. Costa Del Mar, with its terrific frame designs and unsurpassed polarized lens performance, enhances the ways in which we serve our existing consumers and expands our reach to a broader and more diversified base."

Effective immediately, Costa Del Mar will operate as a new division of A.T. Cross under the leadership of Charles ("Chas") R. MacDonald, who, as separately announced today, was appointed President of Costa Del Mar and Vice President of A.T. Cross' Optical Division. Effective immediately, the Costa Del Mar team will operate under Mr. MacDonald's leadership. Raymond Ferguson, founder of Costa Del Mar, will remain with the Company through a transitional period.

Mr. Ferguson said, "This is a great transaction for both companies. A.T. Cross will provide a solid platform to raise the visibility and distribution of the Costa Del Mar brand. In addition, several members of Cross' senior management team have prior experience, across many disciplines, in the sunglass category. This expertise, combined with our shared vision of providing consumers products that combine innovative design and ultimate performance with guaranteed craftsmanship, makes Costa Del Mar a logical addition to Cross' portfolio of high-quality personal accessories. I feel extremely comfortable that our brand will continue to flourish under Cross' leadership."

Mr. Whalen concluded, "The team at Costa Del Mar has done an outstanding job creating a dynamic, entrepreneurial company with a reputation for quality, craftsmanship and innovation. We intend to provide the resources to maximize the growth potential of the Costa Del Mar brand by layering their products into our extensive global distribution network and providing additional design, marketing and product development expertise. We welcome the Costa Del Mar team and look forward to a strong future together."

As previously announced, the Company plans to conduct a conference call on Friday, April 25, 2003 at 9:00 a.m. (EDT) to discuss results for the first quarter ended March 29, 2003. Investors and interested parties may listen to the call via a live webcast accessible on the Company's Web site at www.cross.com. The webcast will be archived for 30 days on the site, while a telephone replay of the call will be available beginning at 11:00 am EDT on April 25th through May 2nd at 1-800-938-2796 or 1-402-220-9030.

Building on the rich tradition of its award-winning writing instruments and reputation for American innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle. Cross products, including award-winning quality writing instruments, timepieces and business accessories, are distributed in retail and corporate gift channels worldwide. For more information, visit the A.T. Cross web site at www.cross.com.

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (including statements relating to the ability of the Company's executives to increase revenue with new product categories, new consumer targets, the ability of the Cross platform to be transferred to new product categories and diversification of the Company's revenue stream). In addition, words such as "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including but not limited to the ability to integrate new businesses in new product categories, consumer reaction to the Company's ability to transfer its platform beyond writing instruments, and are not guarantees since there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. The information contained in this document is as of April 22, 2003. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Additional discussion of factors that could cause actual results to differ materially from management's expectations is contained in the Company's filings under the Securities Exchange Act of 1934.

# # #

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

A. T. CROSS COMPANY (Registrant)
Date April 22, 2003	JOHN T. RUGGIERI (John T. Ruggieri) Senior Vice President and Chief Financial Officer